Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard Elmwood Park, NJ 07407

for release: July 27, 2010	Contact:	Amanda H. Butler
201-791-7600

SEALED AIR EPS INCREASES 15% TO $0.38

AND ANNOUNCES 8% CASH DIVIDEND INCREASE

Adjusted EPS Increases 3% to $0.35

Second Quarter vs. Prior Year Highlights

•                  Protective Packaging sales increased 14% and volumes increased 12%

•                  Total volumes increased 5%

•                  European volumes increased 5%, with growth in all businesses in the region

•                  Prior pricing actions started to benefit results in May

•                  Resin costs higher than projected but margins comparable to prior year

•                  Free cash flow of $181 million for the first six months of 2010

ELMWOOD PARK, N.J., Tuesday, July 27, 2010 — For second quarter 2010, Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share (EPS) of $0.38, compared with $0.33 in 2009.  Adjusted EPS was $0.35, compared with $0.34 in 2009.  (See attached supplements for non-U.S. GAAP reconciliations and information.)

Sales increased 6% to $1.09 billion reflecting approximately 5% higher volumes and 3% favorable foreign exchange, partially offset by 1% lower price/mix.  The Protective Packaging segment led the volume growth with a $33 million, or 12%, increase reflecting improved end-market demand in all regions through the quarter.  Price/mix primarily reflects the timing of contract price adjustments for resin costs in our North American Food Packaging business.  We expect these prices to continue to adjust favorably in the third quarter.  Gross profit increased 4% to $301 million, or 27.6% of net sales, while operating profit increased 9% to $129 million, or 11.9% of net sales.

Commenting on our operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“Volumes grew in all of our businesses and in all of our regions for the first half of the year.  While growth in our food businesses was modest, it exceeded customer production volumes in the period.  Although our growth was partially driven by a modest economic improvement, we are seeing the benefits of our steadfast commitment to innovation and technology even in the face of economic uncertainty.  Our results also reflect the strength of our portfolio, international footprint, and continued strong equipment demand.  We began to realize benefits from our pricing actions in May and expect these benefits to continue through the balance of the year along with favorable third quarter contract adjustments.

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Today, we are announcing an 8% increase in our cash dividend.  This increase reflects our confidence in our ability to generate solid cash flow while funding opportunities for long term growth and our commitment to return cash to our stockholders.”

Second Quarter Segment Review

The following year over year net sales discussions exclude the impact of currency translation, which we define as “constant dollar,” a non-U.S. GAAP measure.  The balance of the discussion is presented on a U.S. GAAP basis.  See “Components of Change in Net Sales — Business Segments and Other,” attached, for further details.

Food Packaging Segment

Sales decreased 2% on a constant dollar basis, with approximately 3% lower price/mix due to the timing of North American contract price adjustments for resin.  Volumes were higher by 2%, led by increased demand in Latin America and Europe.  We held North American volumes steady, while customer production rates declined versus prior year.  These production rates are projected to improve in the second half of 2010.  Operating profit decreased 8% to $58 million, or 12.5% of net sales.

Food Solutions Segment

Sales increased 1% on a constant dollar basis from higher volumes as demand increased in all regions.  Operating profit increased 3% to $23 million with a comparable operating margin of 10.1% of net sales.

Protective Packaging Segment

Sales increased 12% on a constant dollar basis from higher volumes, led by increased demand in North America and Europe.  Operating profit increased 39% to $45 million, or 14.1% of net sales.

Other Category

Sales increased 5% on a constant dollar basis from higher volumes, led by a 15% volume increase in the Specialty Materials business.  Operating profit increased 100% to $3 million, or 3.7% of net sales.

Other Matters

•                         We recorded $7 million of foreign currency exchange gains related to our subsidiary in Venezuela.  In 2010, we are excluding any foreign currency exchange gains or losses relating to our Venezuelan subsidiary in our adjusted EPS calculation due to our expectation of significant unstable currency fluctuations in that country.

•                         Related to our GMS program, we recognized an additional $1 million of charges in cost of sales in the quarter, primarily due to our previously announced plan to cease certain operations at one of our German locations.  We anticipate an additional $2 million of associated costs through the second half of 2010, marking the completion of GMS.  We continue to expect to realize an incremental $10 million of benefits in 2010, bringing the program’s full annual estimated benefit run rate to $55 million.

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•                         Our Board of Directors increased the quarterly cash dividend by 8% to $0.13 per common share.  This dividend is payable on September 17, 2010 to stockholders of record at the close of business on September 3, 2010.

2010 Outlook and Earnings Guidance

Commenting on our outlook, Mr. Hickey stated:

“The ongoing improvement in our year-over-year sales trends reinforces our sense of a modest economic recovery in 2010.  We expect our constant dollar sales growth rate to accelerate in the second half of the year, led by our industrial businesses, increased food customer production rates, new food contracts, the successful launches and adoption of new solutions and technologies, and growth in developing regions.  Additionally, we expect margin expansion in the second half of the year as we realize the benefits of our broad April and our more recent targeted pricing actions, as well as favorable contract adjustments.  Foreign exchange translation is expected to be unfavorable in the second half of the year, but we are assuming a modest 1% to 2% average full year benefit from foreign exchange.  As such, we are maintaining our original full year 2010 EPS guidance of $1.48 to $1.68, or $1.50 to $1.70 on an adjusted basis, excluding a $0.02 charge relating to the GMS program.”

Other guidance assumptions outlined in the fourth quarter 2009 earnings release relating to our full year constant dollar sales growth rate, operating expenses, depreciation and amortization, capital expenditures, effective income tax rate, free cash flow and GMS benefits have not changed.  Our guidance continues to exclude the payment of the W. R. Grace settlement, as the exact timing of the settlement is unknown.  Additionally, guidance excludes any foreign currency exchange gains or losses that may be recognized in 2010 related to currency fluctuations in Venezuela.

Business

For fifty years, Sealed Air has been a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that now serve an array of food, industrial, medical, and consumer applications.  Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.2 billion in 2009.  With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit our web site at www.sealedair.com.

Non-U.S. GAAP Information

In this press release, we have included several non-U.S. GAAP financial measures, including adjusted EPS, adjusted 2010 EPS guidance, net sales on a “constant dollar” basis, adjusted net earnings, free cash flow and EBIT, EBITDA and Adjusted EBITDA.  We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  We may use adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, measures of cash flow and EBITDA figures to determine performance-based compensation.  Our management uses financial measures excluding the effects of foreign currency translation in evaluating operating performance.  Thus, management believes that this information may be useful to investors.  For important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Reconciliation of U.S. GAAP Diluted Net Earnings per

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Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of Net Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA,” “Components of Change in Net Sales — Business Segments and Other” and “Percentage Changes in Net Sales by Geographic Region.”

Forward-Looking Statements

Sealed Air has provided certain forward-looking statements in this press release such as those above in the GMS section, where we discuss expected benefits from that strategy, and the Outlook section, where we discuss our expected 2010 EPS performance.  Forward-looking statements can be identified by such words as “anticipates,” “expects,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including economic conditions affecting packaging utilization; changes in raw material costs; currency translation and devaluation effects; and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as may be revised and updated by our Forms 10-Q and 8-K.

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SEALED AIR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per common share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	% Change	2010	2009	% Change

Net sales:
Food Packaging	$459.4	$448.7	2%	$906.6	$872.7	4%
Food Solutions	228.2	220.2	4	447.3	425.4	5
Protective Packaging	320.9	281.8	14	627.4	561.9	12
Other	81.2	77.3	5	169.6	156.5	8
Total net sales	1,089.7	1,028.0	6	2,150.9	2,016.5	7

Cost of sales	789.2	739.9	7	1,550.4	1,442.7	7

Gross profit	300.5	288.1	4	600.5	573.8	5
As a % of total net sales	27.6%	28.0%		27.9%	28.5%

Marketing, administrative and development expenses	171.6	169.3	1	347.1	335.5	3
As a % of total net sales	15.7%	16.5%		16.1%	16.6%

Restructuring and other (credits) charges	(0.3)	0.7	#	0.3	0.3	—

Operating profit	129.2	118.1	9	253.1	238.0	6
As a % of total net sales	11.9%	11.5%		11.8%	11.8%

Interest expense	(41.0)	(37.8)	8	(81.7)	(72.7)	12

Gain on sale of available-for-sale securities, net of impairment(1)	1.1	—	#	0.4	—	#

Foreign currency exchange gains related to Venezuelan subsidiary(2)	6.6	—	#	7.8	—	#

Other (expense) income, net	(3.1)	1.6	#	(0.9)	(1.8)	(50)

Earnings before income tax provision	92.8	81.9	13	178.7	163.5	9

Income tax provision	25.8	21.4	21	50.6	44.9	13

Net earnings available to common stockholders	$67.0	$60.5	11%	$128.1	$118.6	8%
As a % of total net sales	6.1%	5.9%		6.0%	5.9%

Net earnings per common share: (3)
Basic	$0.42	$0.38	10%	$0.80	$0.75	7%

Diluted	$0.38	$0.33	15%	$0.72	$0.65	11%

Dividends per common share	$0.12	$0.12		$0.24	$0.24

Weighted average number of common shares outstanding: (3)
Basic	158.3	157.3		158.1	157.0

Diluted	176.5	188.6		176.3	188.3

# Denotes a variance greater than 100%.

(1) In the second quarter of 2010, we sold two of our five auction rate securities investments for a pre-tax gain of $1.1 million. In the first quarter of 2010, we recorded pre-tax other-than-temporary impairments of $0.7 million due to the decline in the estimated fair value of some of our auction rate securities investments.

(2) Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under generally accepted accounting principles in the United States of America, or U.S. GAAP. As a result, the U.S. dollar replaced the Bolivar fuerte as the functional currency.  These gains were due to both the changes in the exchange rates upon settlement of Bolivar-denominated transactions and upon the remeasurement of our Venezuelan subsidiary’s financial statements at June 30, 2010.

(3) See Supplementary Information included in this release for the calculation of basic and diluted net earnings per common share.

SEALED AIR CORPORATION

Supplementary Information

CALCULATION OF NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

(In millions, except per common share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Basic Net Earnings Per Common Share:
Numerator
Net earnings available to common stockholders	$67.0	$60.5	$128.1	$118.6
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.5)	(0.5)	(0.9)	(0.9)
Distributed and allocated undistributed net earnings to common stockholders	66.5	60.0	127.2	117.7
Distributed net earnings - dividends paid to common stockholders	(19.0)	(18.8)	(38.0)	(37.7)
Allocation of undistributed net earnings to common stockholders	$47.5	$41.2	$89.2	$80.0

Denominator
Weighted average number of common shares outstanding - basic	158.3	157.3	158.1	157.0

Basic net earnings per common share:
Distributed net earnings to common stockholders	$0.12	$0.12	$0.24	$0.24
Allocated undistributed net earnings to common stockholders	0.30	0.26	0.56	0.51
Basic net earnings per common share	$0.42	$0.38	$0.80	$0.75

Diluted Net Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$66.5	$60.0	$127.2	$117.7
Add: Allocated undistributed net earnings to non-vested restricted stockholders	0.3	0.3	0.6	0.6
Interest on 3% Convertible Senior Notes, net of taxes (2)	—	2.0	—	4.0
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	(0.3)	(0.3)	(0.6)	(0.6)
Net earnings available to common stockholders - diluted	$66.5	$62.0	$127.2	$121.7

Denominator
Weighted average number of common shares outstanding - basic	158.3	157.3	158.1	157.0
Effect of assumed issuance of Settlement agreement shares	18.0	18.0	18.0	18.0
Effect of non-vested restricted stock and restricted stock units	0.2	0.2	0.2	0.2
Effect of conversion of 3% Convertible Senior Notes (2)	—	13.1	—	13.1
Weighted average number of common shares outstanding - diluted (3)	176.5	188.6	176.3	188.3

Diluted net earnings per common share	$0.38	$0.33	$0.72	$0.65

(1) When calculating diluted net earnings per common share, the more dilutive effect of applying either of the following is presented: (a) the two-class method assuming that the participating security is not exercised or converted, or, (b) the treasury stock method for the participating security.  The two-class method is an earnings allocation formula that calculates basic and diluted net earnings per common share for each class of common stock separately based on dividends declared and participation rights in undistributed earnings. The non-vested restricted stock issued under our 2005 Contingent Stock Plan are considered participating securities since these securities have non-forfeitable rights to dividends when we declare a dividend during the contractual period of the share-based payment award. Our diluted net earnings per common share above were calculated using the two-class method since such method was more dilutive.

(2) On July 19, 2009, we redeemed all of our 3% Convertible Senior Notes due June 2033.

(3) Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement in 2010 and 2009, (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method in 2010 and 2009 and (iii) the effect of conversion of our then-outstanding 3% Convertible Senior Notes due June 2033 in 2009.

SEALED AIR CORPORATION

Supplementary Information

RECONCILIATION OF U.S. GAAP DILUTED NET EARNINGS PER COMMON SHARE TO

NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE(1)

(Unaudited)

(In millions, except per common share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

U.S. GAAP diluted net earnings per common share as reported	$0.38	$0.33	$0.72	$0.65

Net earnings effect resulting from the following:

Foreign currency exchange gains related to Venezuelan subsidiary, net of tax provision of $2.2 million for the three months ended June 30, 2010 and $2.7 million for the six months ended June 30, 2010(2)	(0.03)	—	(0.03)	—

Global manufacturing strategy and restructuring and other charges, net of income tax benefits of $1.0 for the three months ended June 30, 2009, $0.9 for the six months ended June 30, 2010 and $1.6 for the six months ended June 30, 2009(3)	—	0.01	0.01	0.02

Non-U.S. GAAP adjusted diluted net earnings per common share	$0.35	$0.34	$0.70	$0.67

(1) Non-U.S. GAAP adjusted diluted net earnings per common share is provided as supplemental information to U.S. GAAP diluted net earnings per common share and does not purport to represent diluted net earnings per common share as that term is defined and reported under U.S. GAAP, and should not be considered as an alternative or substitute to such measure or as an indicator of our performance under U.S. GAAP. Also, this non-U.S. GAAP measure may not be comparable to similarly-titled measures used by others. Presenting non-U.S. GAAP adjusted diluted net earnings per common share aids in the comparisons with other periods or prior guidance and is among the various performance indicators used by our management to measure the performance of our operations, and thus management believes that presenting this information may be useful to investors.  Non-U.S. GAAP adjusted diluted net earnings per common share is also among the criteria upon which incentive compensation may be based.

(2) See Note 2 of Condensed Consolidated Statement of Operations for more details. Our non-U.S. GAAP adjusted diluted net earnings per common share calculations for the second quarter and six months ended June 30, 2010 excludes the impact of these foreign currency exchange gains as we believe these gains are attributable to unpredictable and unstable foreign exchange fluctuations in Venezuela. We will exclude future foreign currency exchange gains and/or losses from our non-U.S. GAAP adjusted diluted net earnings per common share relating to our Venezuelan subsidiary until such time that we believe the foreign exchange environment in Venezuela stabilizes.

(3) Represents charges associated with the implementation of our global manufacturing strategy, primarily in our Food Packaging segment.

SEALED AIR CORPORATION

Supplementary Information

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating profit:
Food Packaging	$57.5	$62.4	$114.0	$121.0

As a % of Food Packaging net sales	12.5%	13.9%	12.6%	13.9%

Food Solutions	23.1	22.4	44.0	44.9

As a % of Food Solutions net sales	10.1%	10.2%	9.8%	10.6%

Protective Packaging	45.3	32.5	84.8	66.7

As a % of Protective Packaging net sales	14.1%	11.5%	13.5%	11.9%

Other	3.0	1.5	10.6	5.7

As a % of Other net sales	3.7%	1.9%	6.3%	3.6%

Total segments and other	128.9	118.8	253.4	238.3

As a % of total net sales	11.8%	11.6%	11.8%	11.8%

Restructuring and other (credits) charges(2)	(0.3)	0.7	0.3	0.3

Total	$129.2	$118.1	$253.1	$238.0

As a % of total net sales	11.9%	11.5%	11.8%	11.8%

Depreciation and amortization:(3)
Food Packaging	$17.1	$16.4	$36.0	$34.1
Food Solutions	7.3	7.4	15.2	14.9
Protective Packaging	7.6	8.3	15.4	16.9
Other	5.0	4.3	10.0	8.7
Total	$37.0	$36.4	$76.6	$74.6

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

CAPITAL EXPENDITURES	$25.2	$19.7	$40.6	$44.1

(1) The 2010 amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q.

(2) Represents charges associated with our global manufacturing strategy, primarily in our Food Packaging segment.

(3) The 2009 amounts have been adjusted to exclude share based compensation expense to conform to our 2010 presentation. Share based compensation expense was $7.4 million for the three months ended June 30, 2009 and $13.7 million for the six months ended June 30, 2009. This expense is included in marketing, administrative and development expenses on our condensed consolidated statement of operations for all periods.

SEALED AIR CORPORATION

Supplementary Information

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2010(1)	2010	2009	2009	2009

Assets
Current assets:
Cash and cash equivalents	$663.0	$627.5	$694.5	$487.1	$789.2
Receivables, net	642.8	641.5	666.7	690.5	677.8
Inventories	512.4	502.1	469.4	513.2	529.3
Other current assets	239.2	264.9	242.8	252.9	305.7
Total current assets	2,057.4	2,036.0	2,073.4	1,943.7	2,302.0
Property and equipment, net	943.3	979.7	1,010.7	1,037.9	1,037.2
Goodwill	1,938.8	1,941.4	1,948.7	1,949.7	1,949.2
Other assets, net	400.1	378.8	387.3	401.5	347.8
Total assets	$5,339.6	$5,335.9	$5,420.1	$5,332.8	$5,636.2

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$15.4	$14.0	$28.2	$28.4	$46.5
Current portion of long-term debt	9.5	7.5	6.5	5.6	436.9
Accounts payable	239.6	223.9	214.2	228.1	218.6
Settlement agreement and related accrued interest	767.3	757.0	746.8	737.0	727.3
Other current liabilities	370.3	384.5	438.1	454.4	434.5
Total current liabilities	1,402.1	1,386.9	1,433.8	1,453.5	1,863.8
Long-term debt, less current portion	1,559.3	1,560.6	1,626.3	1,565.4	1,565.2
Other liabilities	154.0	157.4	159.7	141.4	136.1
Total liabilities	3,115.4	3,104.9	3,219.8	3,160.3	3,565.1
Total parent company stockholders’ equity	2,224.6	2,230.9	2,199.6	2,171.3	2,069.4
Noncontrolling interests	(0.4)	0.1	0.7	1.2	1.7
Total stockholders’ equity	2,224.2	2,231.0	2,200.3	2,172.5	2,071.1
Total liabilities and stockholders’ equity	$5,339.6	$5,335.9	$5,420.1	$5,332.8	$5,636.2

(1) The amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q.

SEALED AIR CORPORATION

Supplementary Information

NON-U.S. GAAP FREE CASH FLOW(1)

(Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2010	2009

U.S. GAAP net earnings available to common stockholders as reported	$128.1	$118.6
Net earnings effect resulting from the following:

Global manufacturing strategy and restructuring and other charges, net of tax benefits of $0.9 in 2010 and $1.6 in 2009	2.2	4.1

Foreign currency exchange gains related to Venezuelan subsidiary, net of tax provision of $2.7 million	(5.1)	—

Gain on sale of available-for-sale securities, net of tax provision of $0.1	(0.3)	—

Non-U.S. GAAP adjusted net earnings available to common stockholders	$124.9	$122.7

Add: depreciation and amortization	76.6	74.6

Add: share-based compensation expense (2)	13.5	13.7

Less: capital expenditures	(40.6)	(44.1)

Changes in working capital items:(3)
Receivables, net	23.9	5.0

Add: cash used to repay the accounts receivable securitization program	—	80.0

Inventories	(43.0)	35.0

Accounts payable	25.4	(58.6)

Non-U.S. GAAP Free Cash Flow	$180.7	$228.3

(1) Non-U.S. GAAP free cash flow is provided as supplemental information and does not purport to represent net earnings or net cash provided by operating activities as those terms are defined under U.S. GAAP and should not be considered as an alternative or substitute to such measurements or as an indicator of our performance under U.S. GAAP.  Our calculation of free cash flow may not be comparable with similarly-titled measures used by others.  Free cash flow is among the various indicators used by our management to measure the performance of our operations and aids in the comparisons with other periods and thus our management believes such information may be useful to investors.

(2) In 2009, this amount was included in depreciation and amortization.

(3) Includes the impact of foreign currency translation for receivables, net, inventories and accounts payable.

SEALED AIR CORPORATION

Supplementary Information

RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS TO

NON-U.S. GAAP EBIT, EBITDA AND ADJUSTED EBITDA(1)

(Unaudited)

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

U.S. GAAP net earnings available to common stockholders as reported	$67.0	$60.5	$128.1	$118.6

Add:
Interest expense	41.0	37.8	81.7	72.7
Income tax provision	25.8	21.4	50.6	44.9

Non-U.S. GAAP EBIT	$133.8	$119.7	$260.4	$236.2

Add: depreciation and amortization	37.0	36.4	76.6	74.6

Non-U.S. GAAP EBITDA	$170.8	$156.1	$337.0	$310.8

Add: global manufacturing strategy and restructuring and other charges	0.7	2.9	3.1	5.7

Add: share-based compensation expense(2)	6.0	7.4	13.5	13.7

Add: Settlement agreement related costs	0.3	0.3	0.6	0.8

Less: foreign currency exchange gains related to Venezuelan subsidiary	(6.6)	—	(7.8)	—

Less: gain on sale of available-for-sale securities	(1.1)	—	(0.4)	—

Non-U.S. GAAP adjusted EBITDA	$170.1	$166.7	$346.0	$331.0

Total net sales	$1,089.7	$1,028.0	$2,150.9	$2,016.5

Non-U.S. GAAP adjusted EBITDA as a percentage of total net sales	15.6%	16.2%	16.1%	16.4%

(1) Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are provided as supplemental information and do not purport to represent net earnings or net cash provided by operating activities, as those terms are defined under U.S. GAAP, and should not be considered as an alternative or substitute to such measurements or as indicators of our performance under U.S. GAAP. Our definitions of EBIT, EBITDA and Adjusted EBITDA may not be comparable with similarly-titled measures used by others.  Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are among the various indicators used by our management to measure the performance of our operations and aids in the comparison with other periods. Such measures are also among the criteria upon which incentive compensation may be based. Thus our management believes this information may be useful to investors.

(2) In 2009, this amount was included in depreciation and amortization.

SEALED AIR CORPORATION

Supplementary Information

COMPONENTS OF CHANGE IN NET SALES - BUSINESS SEGMENTS AND OTHER(1)

(Unaudited)

(In millions)

	Three Months Ended June 30, 2010
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume - Units	$7.7	1.7%	$1.8	0.8%	$33.2	11.8%	$3.6	4.7%	$46.3	4.5%
Volume - Acquired businesses, net of (dispositions)	—	—	—	—	—	—	(0.3)	(0.5)	(0.3)	—
Product price/mix	(15.1)	(3.4)	—	—	0.9	0.3	0.8	1.0	(13.4)	(1.3)
Foreign currency translation	18.1	4.0	6.2	2.8	5.0	1.8	(0.2)	(0.2)	29.1	2.8
Total change (U.S. GAAP)	$10.7	2.3%	$8.0	3.6%	$39.1	13.9%	$3.9	5.0%	$61.7	6.0%

Impact of foreign currency translation	(18.1)	(4.0)	(6.2)	(2.8)	(5.0)	(1.8)	0.2	0.2	(29.1)	(2.8)
Total constant dollar change (Non-U.S. GAAP)	$(7.4)	(1.7)%	$1.8	0.8%	$34.1	12.1%	$4.1	5.2%	$32.6	3.2%

	Six Months Ended June 30, 2010
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume - Units	$16.8	1.9%	$5.0	1.2%	$54.9	9.8%	$11.6	7.4%	$88.3	4.4%
Volume - Acquired businesses, net of (dispositions)	—	—	—	—	—	—	(1.4)	(0.9)	(1.4)	(0.1)
Product price/mix	(30.9)	(3.5)	(3.4)	(0.8)	(6.0)	(1.1)	0.1	0.1	(40.2)	(2.0)
Foreign currency translation	48.0	5.5	20.3	4.8	16.6	2.9	2.8	1.8	87.7	4.3
Total change (U.S. GAAP)	$33.9	3.9%	$21.9	5.2%	$65.5	11.6%	$13.1	8.4%	$134.4	6.6%

Impact of foreign currency translation	(48.0)	(5.5)	(20.3)	(4.8)	(16.6)	(2.9)	(2.8)	(1.8)	(87.7)	(4.3)
Total constant dollar change (Non-U.S. GAAP)	$(14.1)	(1.6)%	$1.6	0.4%	$48.9	8.7%	$10.3	6.6%	$46.7	2.3%

(1) The tables above present the components of change in net sales for the three and six months ended June 30, 2010 compared with the same periods in 2009. We also present the change in net sales excluding the impact of foreign currency translation, a non-U.S. GAAP measure, which we define as “constant dollar.” As a worldwide business, it is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot directly control changes in foreign currency exchange rates. Consequently, when management looks at our net sales to measure the performance of our business, it typically excludes the impact of foreign currency translation. We believe using constant dollar comparisons aids in the comparability with other periods. We may also exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, management believes this presentation may be useful to investors.

SEALED AIR CORPORATION

Supplementary Information

COMPONENTS OF CHANGE IN NET SALES - GEOGRAPHIC

(Unaudited)

(In millions)

	Three Months Ended June 30, 2010
	U.S.		International		Total Company
Volume - Units	$20.5	4.2%	$25.8	4.8%	$46.3	4.5%
Volume - Acquired businesses, net of (dispositions)	—	—	(0.3)	(0.1)	(0.3)	—
Product price/mix	(2.5)	(0.5)	(10.9)	(2.0)	(13.4)	(1.3)
Foreign currency translation	—	—	29.1	5.5	29.1	2.8
Total	$18.0	3.7%	$43.7	8.2%	$61.7	6.0%

	Six Months Ended June 30, 2010
	U.S.		International		Total Company
Volume - Units	$46.5	4.8%	$41.8	4.0%	$88.3	4.4%
Volume - Acquired businesses, net of (dispositions)	—	—	(1.4)	(0.1)	(1.4)	(0.1)
Product price/mix	(15.9)	(1.6)	(24.3)	(2.3)	(40.2)	(2.0)
Foreign currency translation	—	—	87.7	8.4	87.7	4.3
Total	$30.6	3.2%	$103.8	10.0%	$134.4	6.6%

SEALED AIR CORPORATION

Supplementary Information

PERCENTAGE CHANGE IN NET SALES BY GEOGRAPHIC REGION

(Unaudited)

Three Months Ended June 30, 2010

	Including the effect of foreign currency translation	Excluding the effect of foreign currency translation(1)
U.S.	3.7%	3.7%
Canada	18.9	3.5
Europe	1.9	3.5
Latin America	18.7	7.6
Asia Pacific	12.2	(2.6)
Total	6.0%	3.2%

Six Months Ended June 30, 2010

	Including the effect of foreign currency translation	Excluding the effect of foreign currency translation(1)
U.S.	3.2%	3.2%
Canada	14.6	(0.5)
Europe	3.0	0.7
Latin America	17.6	5.8
Asia Pacific	18.9	0.7
Total	6.6%	2.3%

PERCENTAGE OF NET SALES CONTRIBUTION BY GEOGRAPHIC REGION

	Three Months Ended	Six Months Ended
	June 30, 2010	June 30, 2010
U.S.	47.1%	46.4%
Canada	3.6	3.4
Europe	26.6	27.0
Latin America	9.8	9.6
Asia Pacific	12.9	13.6
Total	100.0%	100.0%

(1) Non-U.S. GAAP financial measures.